Exhibit 10.5

ARMADA HOFFLER, L.P.
AMENDED AND RESTATED EXECUTIVE SEVERANCE BENEFIT PLAN

I.	PURPOSE

Armada Hoffler, L.P. (the “Company”) recognizes that outstanding management of the Company and its Affiliates is essential to advancing the interests of the Company and its Affiliates. The Company also recognizes that the risk and uncertainty of an unexpected termination of employment could distract its executive officers from the performance of their duties and frustrate the Company’s ability to retain their services. The Company has adopted this Amended and Restated Executive Severance Benefit Plan in order to minimize the distraction that could result from unexpected terminations of employment and in order to enhance the Company’s ability to attract and retain executives who possess the level of skill, judgment and experience essential to the Company’s success.
The Company also has a legitimate business interest in assuring that Participants do not take advantage of relationships developed, or information acquired, by the Participant during the Participant’s employment with the Company or an Affiliate. Accordingly, the Company has adopted this Amended and Restated Executive Severance Benefit Plan to provide Participants, in accordance with the terms of this Amended and Restated Executive Severance Benefit Plan, additional and significant benefits to which Participants are not otherwise entitled. In consideration for the right to receive those additional and significant benefits, each Participant agrees to comply with the covenants set forth in Article VI.

II.	DEFINITIONS

The following terms shall have the definitions set forth below:
2.01     Affiliate. “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with the Company (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term “control” shall mean ownership of fifty percent (50%) or more of the total combined voting power or value of all classes of shares or interests in the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

2.02     Bonus. “Bonus” means the “target” amount or level of any incentive compensation payable in cash or securities of the Company or an Affiliate but does not include any equity or equity-based awards granted to a Participant under the Armada Hoffler Properties, Inc. 2013 Equity Incentive Plan. If a “target” level of Bonus is not established for a Participant, then for purposes of Section 5.01 the Bonus shall equal 75% of the Tier I Participant’s Salary, for purposes of Section 5.02 the Bonus shall equal 50% of the Tier II Participant’s Salary and for purposes of Section 5.03 the Bonus shall equal 25% of the Tier III Participant’s Salary (in each case disregarding any reduction in Salary that constitutes Good Reason).

2.03     Cause. “Cause” means (i) a Participant’s willful failure or refusal to perform specific reasonable written directives of the Committee (or the board of directors or managers of an Affiliate, as applicable), which directives are consistent with the scope and nature of the Participant’s duties and responsibilities to the Company or an Affiliate and which is not remedied by the Participant within sixty (60) days after written notice of the failure by the Committee; (ii) a Participant’s conviction of, or plea of guilty or nolo contendre, to a felony; (iii) any act of dishonesty by a Participant involving the Company or an Affiliate which results in a material unjust gain or enrichment to the Participant at the expense of the Company or an Affiliate; (iv) any act of a Participant involving moral turpitude which materially and adversely affects the business of the Company or an Affiliate; (v) a Participant’s material breach of the obligations set forth in Article VI; or (vi) a Participant’s failure to perform a material duty or a Participant’s material breach of an obligation under an agreement with the Company or its Affiliates or a breach of a material and written policy of the Company or its Affiliates other than by reason of mental or physical illness or injury. No act or failure to act on the part of a Participant shall be deemed “willful” unless it was done or omitted to be done by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or an Affiliate. A termination of a Participant’s employment shall not be deemed to have been for Cause unless the termination is approved in a resolution duly adopted by the affirmative vote of not less than a majority of the Committee then in office (excluding the Participant or any immediate family member of the Participant) adopted at a meeting of the Committee called and held for such purpose, after reasonable notice to the Participant and an opportunity for the Participant, together with counsel (if the Participant chooses), to be heard before the Committee, finding that, in the good faith opinion of the Committee, the Participant committed an act or omission constituting Cause as defined above.

2.04     Change in Control. “Change in Control” shall mean a change in control of Armada Hoffler Properties, Inc. (the “REIT”) which will be deemed to have occurred after the date hereof if:

(a)any “person” as such term is used in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the REIT or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the REIT or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the stockholders of the REIT in substantially the same proportions as their ownership of the REIT’s common stock, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the REIT representing at least 50% of the combined voting power or common stock of the REIT;

(b)during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the REIT, and any new director (other than (A) a director designated by a person who has entered into an agreement with the REIT to effect a transaction described in clause (1), (3), or (4) of this Section 2.04 or (B) a director of the REIT whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the REIT) whose election by the REIT’s board of directors or nomination for election by the REIT’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)there is consummated a merger or consolidation of the REIT or any direct or indirect subsidiary of the REIT with any other corporation, other than a merger or consolidation which would result in the voting securities of the REIT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the REIT or any subsidiary of the REIT, more than 50% of the combined voting power and common stock of the REIT or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(d)there is consummated a sale or disposition by the REIT of all or substantially all of the REIT’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the REIT of all or substantially all of the REIT’s assets to an entity, more than fifty percent (50%) of the combined voting power and common stock of which is owned by stockholders of the REIT in substantially the same proportions as their ownership of the common stock of the REIT immediately prior to such sale.

2.05     Code. “Code” means the Internal Revenue Code of 1986, and any amendments thereto.

2.06     Committee. “Committee” means the committee appointed by the REIT, in its capacity as general partner of the Company, to administer the Plan; provided, however, that if there is no committee, then “Committee” means the REIT, in its capacity as general partner of the Company.

2.07     Company. “Company” means Armada Hoffler, L.P.

2.08     Control Change Date. “Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

2.09     ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.10     Good Reason. “Good Reason” means (i) a material breach by the Company or an Affiliate of any written agreement between the Participant and the Company or an Affiliate; (ii) a material reduction in the nature or scope of the Participant’s title, authority, powers, functions, duties or responsibilities (other than a reduction for Cause), (iii) a material reduction in the Participant’s Salary or Bonus opportunity (other than a reduction for Cause or a reduction related to a general reduction that affects similarly situated individuals in a comparable manner) or (iv) a requirement that the Participant, without his or her consent, transfer the Participant’s principal office to a location more than fifty (50) miles from his or her then-current principal office. A Participant shall not be deemed to have resigned with Good Reason unless the Participant gives the Board written notice of the grounds that the Participant asserts constitute Good Reason within ninety (90) days after the initial existence of such grounds, the Company or an Affiliate, as applicable fails to cure or remedy such grounds to the reasonable satisfaction of the Participant within thirty (30) days thereafter and the Participant resigns from the employ of the Company and its Affiliates within thirty (30) days after the expiration of such cure period.

2.11     Participant. “Participant” means an individual who satisfies the eligibility requirements set forth in Article III, is selected by the Committee to participate in the Plan and who enters into a Participation Agreement with the Company.

2.12     Participation Agreement. “Participation Agreement” means the agreement, in a form approved by the Committee, confirming an individual’s participation in the Plan and his or her agreement to be bound by all of the terms and conditions of the Plan, including the covenants set forth in Article VI.

2.13     Plan. “Plan” means this Armada Hoffler, L.P. Amended and Restated Executive Severance Benefit Plan, as amended from time to time.

2.14     Salary. “Salary” means a Participant’s base salary as in effect on the date the Participant’s employment with the Company and its Affiliates is terminated or terminates in accordance with Article IV; provided, however, that a Participant’s Salary shall be determined without regard to any reduction in base salary that constitutes Good Reason.

2.15     Standard Termination Benefits. “Standard Termination Benefits” means the sum of any Salary that has been earned but remains unpaid, any Bonus that has been earned but remains unpaid and any accrued but unused vacation pay.

2.16     Tier I Participant. “Tier I Participant” means a Participant who is designated as a Tier I Participant by the Committee.

2.17     Tier II Participant. “Tier II Participant” means a Participant who is designated as a Tier II Participant by the Committee.

2.18     Tier III Participant. “Tier III Participant means a Participant who is designated as a Tier III Participant by the Committee.

III.ELIGIBILITY

Participation in the Plan shall be limited to employees of the Company or an Affiliate who (i) are members of a “select group of management or highly compensated employees” as such phrase is defined for purposes of Title I of ERISA, (ii) are selected to participate in the Plan by the Committee and (iii) execute a Participation Agreement. The Committee’s designation shall also designate whether the individual is a Tier I Participant, a Tier II Participant or a Tier III Participant.

IV.	ELIGIBILITY TO RECEIVE BENEFITS

A Participant shall be entitled to receive the benefits described in the applicable section of Article V if the Participant (a) remains in the continuous employ of the Company or an Affiliate from the date the Participant is designated as eligible to participate in the Plan until the date that the Participant’s employment with the Company and its Affiliates is terminated without Cause or the date that the Participant’s employment with the Company and its Affiliates is terminated by the Participant’s resignation with Good Reason and (b) satisfies the requirement to provide a Release as described in Section 5.04.

V.	SEVERANCE BENEFITS

5.01     Tier I Participants. A Participant who is designated a Tier I Participant and who satisfies the requirements of Article IV and Section 5.04 shall be eligible to receive the following benefits:

(a)Unless previously paid, the Tier I Participant shall be entitled to receive the Standard Termination Benefits.

(b)A payment equal to a pro rata amount (based on the portion of the calendar year that the Participant was employed by the Company or an Affiliate) of the Tier I Participant’s Bonus for the year in which employment is terminated or terminates; provided, however, that any reduction in Bonus that constitutes Good Reason shall be disregarded.

(c)A payment equal to the product of three (3.0) times the Tier I Participant’s Salary as in effect on the date the Tier I Participant’s employment with the Company and its Affiliates is terminated or ends in accordance with Article IV; provided, however, that any reduction in Salary that constitutes Good Reason shall be disregarded.

(d)A payment equal to the product of three (3.0) times the Tier I Participant’s Bonus for the year in which the Tier I Participant’s employment with the Company and its Affiliates is terminated or ends in accordance with Article IV; provided, however, that any reduction in Bonus that constitutes Good Reason shall be disregarded.

(e)A payment equal to the product of three (3.0) times the sum of (i) the annual COBRA premium that the Company is permitted to charge “qualified beneficiaries” (as defined in Section 4980B of the Code) for the same level and type of coverage that were in effect for the Tier I Participant and dependents on the date employment terminates or ends in accordance with Article IV and (ii) the annual premium for the life insurance, long-term disability insurance and accidental death and dismemberment insurance that were in effect on the date employment terminates or ends in accordance with Article IV.

5.02     Tier II Participants. A Participant who is designated a Tier II Participant and who satisfies the requirements of Article IV and Section 5.04 shall be eligible to receive the following benefits:

(a)     Unless previously paid, the Tier II Participant shall be entitled to receive the Standard Termination Benefits.

(b)     A payment equal to a pro rata amount (based on the portion of the calendar year that the Participant was employed by the Company or an Affiliate) of the Tier II Participant’s Bonus for the year in which employment is terminated or terminates; provided, however, that any reduction in Bonus that constitutes Good Reason shall be disregarded.

(c)     A payment equal to the product of two (2.0) times the Tier II Participant’s Salary as in effect on the date the Tier II Participant’s employment with the Company and its Affiliates is terminated or ends in accordance with Article IV; provided, however, that any reduction in Salary that constitutes Good Reason shall be disregarded.

(d)     A payment equal to the product of two (2.0) times the Tier II Participant’s Bonus for the year in which the Tier II Participant’s employment with the Company and its Affiliates is terminated or ends in accordance with Article IV; provided, however, that any reduction in Bonus that constitutes Good Reason shall be disregarded.

(e)     A payment equal to the product of two (2.0) times the sum of (i) the annual COBRA premium that the Company is permitted to charge “qualified beneficiaries” (as defined in Section 4980B of the Code) for the same level and type of coverage that were in effect for the Tier II Participant and dependents on the date employment terminates or ends in accordance with Article IV and (ii) the annual premium for the life insurance, long-term disability insurance and accidental death and dismemberment insurance that were in effect on the date employment terminates or ends in accordance with Article IV.

(f)If a Tier II Participant satisfies the requirements of Article IV and Section 5.04 and is terminated without Cause or resigns with Good Reason, in either case within ninety (90) days before a Change in Control or within one (1) year after a Change in Control, then the benefits described in the preceding Sections 5.02(c), (d) and (e) shall be calculated by substituting “two and one-half (2.5)” for “two (2.0)” therein.

5.03      Tier III Participants. A Participant who is designated a Tier III Participant and who satisfies the requirements of Article IV and Section 5.04 shall be eligible to receive the following benefits:

(a)     Unless previously paid, the Tier III Participant shall be entitled to receive the Standard Termination Benefits.

(b)     A payment equal to a pro rata amount (based on the portion of the calendar year that the Participant was employed by the Company or an Affiliate) of the Tier III Participant’s Bonus for the year in which employment is terminated or terminates; provided, however, that any reduction in Bonus that constitutes Good Reason shall be disregarded.

(c)     A payment equal to the product of one (1.0) times the Tier III Participant’s Salary as in effect on the date the Tier III Participant’s employment with the Company and its Affiliates is terminated or ends in accordance with Article IV; provided, however, that any reduction in Salary that constitutes Good Reason shall be disregarded.

(d)     A payment equal to the product of one (1.0) times the Tier III Participant’s Bonus for the year in which the Tier III Participant’s employment with the Company and its Affiliates is terminated or ends in accordance with Article IV; provided, however, that any reduction in Bonus that constitutes Good Reason shall be disregarded.

(e)     A payment equal to the product of one (1.0) times the sum of (i) the annual COBRA premium that the Company is permitted to charge “qualified beneficiaries” (as defined in Section 4980B of the Code) for the same level and type of coverage that were in effect for the Tier III Participant and dependents on the date employment terminates or ends in accordance with Article IV and (ii) the annual premium for the life insurance, long-term disability insurance and accidental death and dismemberment insurance that were in effect on the date employment terminates or ends in accordance with Article IV.

(f)     If a Tier III Participant satisfies the requirements of Article IV and Section 5.04 and is terminated without Cause or resigns with Good Reason, in either case within ninety (90) days before a Change in Control or within one (1) year after a Change in Control, then the benefits described in the preceding Sections 5.03(c), (d) and (e) shall be calculated by substituting “one and one-half (1.5)” for “one (1.0)” therein.

5.04     Release. A Participant shall not be entitled to receive any benefits (other than the Standard Termination Benefits) unless the Participant signs a general release and waiver of claims, on a form provided by the Company, and the general release and waiver of claims becomes effective and irrevocable on or before the forty-fifth (45th) day after the date that the Participant’s employment is terminated or ends in accordance with Article IV. The Company shall deliver the general release and waiver of claims to the Participant no later than ten (10) days after the date that the Participant’s employment is terminated or ends in accordance with Article IV.

5.05     Payment. The Standard Termination Benefits shall be paid to each Participant as soon as practicable after the date that the Participant ceases to be employed by the Company and its Affiliates. Any other benefits payable under the Plan shall be paid to the Participant, in a single cash payment, within five (5) days after the release described in Section 5.04 becomes effective and irrevocable; provided, however, that if a Tier II Participant or a Tier III Participant becomes entitled to additional benefits pursuant to Section 5.02(f) or 5.03(f), respectively, after the payment of the benefits due before the application of Section 5.02(f) or 5.03(f), the additional benefits shall be paid within five (5) days after the Control Change Date. Applicable income and employment taxes shall be deducted from any payment to a Participant.

VI.RESTRICTIVE COVENANTS

6.01     Covenant Against Competition. As a condition of participation in the Plan and as set forth in the Participation Agreement, each Participant agrees that during his or her employment with the Company or an Affiliate and for a period of one (1) year following the termination of the Participant’s employment with the Company and its Affiliates for any reason, that the Participant shall not engage in any business which is competitive with the business of the Company or any Affiliate as of the date such employment terminates or is terminated. A business shall be deemed “competitive” with the business of the Company or an Affiliate if its business consists of or includes any type or line of business engaged in by the Company or any Affiliate as of the date of such termination and is conducted, in whole or in part, within the states of North Carolina or Maryland, the Commonwealth of Virginia or the District of Columbia. A Participant shall be deemed to “engage in a business” if the Participant (a) participates, directly or indirectly, in such business as a director, officer, stockholder, employee, salesman, partner or individual proprietor, (ii) acts as a paid consultant, representative or advisor to such business, (iii) participates in such business as an investor (whether through loans, contributions to capital or otherwise) or has a controlling influence over such business or (iv) permits his or her name to be used by or in connection with such business; provided, however, that this Section 6.01 shall not preclude the purchase of securities that are listed on a national securities exchange of any entity that is competitive with the Company or an Affiliate, provided that the Participant may not beneficially own more than five percent (5%) or more of any class of such securities.

6.02     Covenant Against Solicitation. As a condition of participation in the Plan and as set forth in the Participation Agreement, each Participant agrees that during his or her employment with the Company or an Affiliate and for a period of one (1) year following the termination of the Participant’s employment with the Company and its Affiliates for any reason, that the Participant shall not, directly or indirectly through another person or entity (i) solicit any employee of the Company or an Affiliate to leave the employ of the Company or Affiliate or in any way interfere with the relationship between the Company or its Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or an Affiliate until one year after such individual’s employment relationship with the Company and its Affiliates has been terminated or (iii) induce or attempt to induce any customer, client, supplier, contractor or other business relation of the Company or an Affiliate to cease doing business with the Company or an Affiliate or in any way interfere with the relationship between any such customer, client, supplier, contractor or business relation, on the one hand, and the Company or its Affiliate, on the other hand.

6.03     Covenant Regarding Confidentiality. As a condition of participation in the Plan and as set forth in the Participation Agreement, each Participant agrees that he or she shall not at any time use or divulge, furnish or make accessible to anyone (other than in the regular course of the business of the Company or its Affiliates) any information regarding trade secrets, proprietary information or other confidential information (including, but not limited to, any information concerning customers, clients or accounts) with respect to the business affairs of the Company or any Affiliate. This Section 6.03 shall not apply to information that is or becomes generally available (i) to the public other than as a result of a disclosure by the Participant or his or her representatives.

VII.LIMITATION ON BENEFITS

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Article VII, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.
The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.
The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.
The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any cash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.
As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article VII, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Article VII (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Article VII (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.
For purposes of this Article VII, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Article VII, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Article VII, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

VIII.	CODE SECTION 409A

The Plan and all payments under the Plan are intended to be exempt from, or otherwise comply with, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and the Participation Agreements shall be administered, interpreted and construed in a manner consistent with that intent. If any provision of the Plan or the payment of any benefit under the Plan is found not to be exempt from and found not to comply with, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines is necessary or appropriate to effectuate an exemption from, or to comply with, Section 409A. Each payment under the Plan shall be treated as a separate identified payment for purposes of Section 409A.
If a payment obligation under the Plan constitutes “deferred compensation” (as defined in Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is subject to Section 409A and that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

IX.	ADMINISTRATION; CLAIMS PROCEDURE; REVIEW

9.01     Administration. The Committee shall serve as the “plan administrator” and “named fiduciary” of the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Committee shall have full power and discretionary authority to determine eligibility to participate in the Plan, to designate Participants as Tier I Participants, Tier II Participants and Tier III Participants, to determine eligibility to receive Plan benefits and to construe and interpret the terms of the Plan. The Committee shall have the authority to make all factual determinations necessary to administer the Plan. The decisions of the Committee shall be final and conclusive with respect to all questions concerning administration of the Plan; subject only to the claims procedure and review procedure set forth in Sections 9.02 and 9.03. No member of the Committee shall be liable for any act done in good faith with respect to the Plan.

The Committee may delegate to other persons responsibility for performing ministerial acts with respect to the administration of the Plan. The Committee may seek such expert advice as the Committee deems necessary or desirable with respect to the Plan. The Committee shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless the Committee has actual knowledge that such information or advice is inaccurate or unlawful. No Participant shall be entitled to challenge a decision of the Committee in court or in any other administrative proceeding unless and until the claim and review procedures set forth in Sections 9.02 and 9.03 have been complied with and exhausted.

9.02     Claim Procedure. A Participant is not required to file a claim in order to receive any benefits that are payable under the Plan but a Participant who believes he or she is entitled to benefits or additional benefits may file a written claim for benefits with the Committee. The Committee shall review any written claim for benefits that is submitted to it. If a claim is wholly or partially denied, the Committee will furnish the Participant written notice in accordance with Department of Labor regulations of the Committee’s decision within ninety (90) days of receipt of the written claim. The Committee’s notification shall include (a) the specific reasons for the denial, (b) the specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary and (d) a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit a claim for review, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

If special circumstances require an extension of time for the Committee to process a written claim for benefits, the ninety (90) day period may be extended for an additional ninety (90) days. Prior to the expiration of the initial ninety (90) day period, the Participant shall be furnished with a written or electronic notice setting forth the reason for the extension and the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the written claim for benefits.
9.03     Review of Claim Denials. If a written claim for benefits is wholly or partially denied, the Participant may (a) request a full and fair review of the Committee’s decision upon written application to the Committee filed within sixty (60) days after receipt of the written notification of the Committee’s decision, (b) submit written comments, documents, records and other information relating to the claim to the Committee and (c) upon request (and free of charge) be given reasonable access to and copies of documents and records and other information relevant to the claim. Upon receipt of timely, written application for review, the Committee shall undertake a review, taking into account all comments, documents, records and information submitted by the Participant or considered in the initial benefit determination. If the Participant fails to appeal the initial benefit determination in writing within the prescribed period of time, then the Committee’s prior determination shall be final, binding and conclusive.

The Committee will render a decision upon review no later than sixty (60) days after receipt of the written request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the written request for review. Written notice specifying the circumstances requiring an extension of time will be furnished to the Participant prior to the expiration of the sixty (60) day period. The decision of the Committee on review will be in writing and will include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. If the decision on review is not furnished to the Participant within the time limits prescribed above, the claim will be deemed denied on review.

X.	AMENDMENT AND TERMINATION

The Plan may be amended at any time by action of the Committee; provided, however, that no amendment shall be effective with respect to any Participant without the Participant’s consent if the amendment adversely affects the Participants rights under the Plan or the Participant’s obligations under Article VI. In addition, the Committee may not revoke a Participant’s designation as a Participant (except in the case that the Participant’s continued participation in the Plan would prevent the Plan from satisfying the requirements for exemption under ERISA for plans maintained primarily for a select group of management or highly compensated employees). In addition, the Committee may not change a Tier I Participant’s designation to a Tier II Participant or Tier III Participant and may not change a Tier II Participant’s designation to a Tier III Participant.
The Plan may be terminated at any time by action of the Committee or the Board; provided, however, that a termination of the Plan shall not affect the rights of a Participant whose employment was terminated or ended as provided in Article IV before the date of the Plan termination and provided further that the Plan may not be amended or terminated with respect to any Participant without the Participant’s consent within twelve (12) months after a Control Change Date.

XI.	GENERAL

11.01     No Employment Rights. The Plan, and a Participant’s participation in the Plan, does not confer on any Participant any right to continued employment by the Company or an Affiliate. Nothing in the Plan shall restrict the right of the Company or an Affiliate to terminate the employment of any Participant at any time for any reason or no reason.

11.02     No Assignment. The benefits payable under the Plan are not subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, or other transfer and any attempt to cause such transfer shall not be recognized except to the extent required by law.

11.03     Severability. If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

11.04     Unfunded Obligation. The benefits payable under the Plan are unfunded obligations of the Company and shall be paid from the general assets of the Company. No Participant has any right in or title to any assets, funds or property of the Company with respect to the payment of Plan benefits and each Participant is a general unsecured creditor of the Company with respect to any Plan benefits that may become payable to the Participant.

11.05     Death of Participant. If a Participant becomes entitled to receive Plan benefits but dies before all of the Plan benefits have been paid to the Participant, any remaining Plan benefits shall be paid to the estate of the Participant.

11.06     Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Maryland except to the extent that the laws of the State of Maryland would require the application of the laws of another state and except to the extent that the laws of the State of Maryland are preempted by ERISA.

11.07     Successors. The Plan shall be binding on, and inure to the benefit of, the successors and personal representatives, legatees, heirs, etc. of a Participant and the successors to the Company.

Schedule A

Participant Name	Participation Date	Tier Designation
Louis Haddad	August 1, 2013	Tier I
Eric Apperson	August 1, 2013	Tier II
Shelly Hampton	August 1, 2013	Tier II
Michael O’Hara	August 1, 2013	Tier II
Al Hunt	August 1, 2013	Tier II
Christopher Harvey	August 1, 2013	Tier III